Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three and Nine Months Ended September 30, 2006 and 2005
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended September 30,			Nine Months Ended September 30,
			Per			Per
	Earnings	Shares	Share	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
2006:
Net earnings from continuing operations per common share (basic)	$9,398	29,875	$0.31	$28,155	29,787	$0.95
Effect of dilutive securities options	—	548		—	584

Net earnings from continuing operations per common share (diluted)	$9,398	30,423	$0.31	$28,155	30,371	$0.93

Net earnings per common share (basic)	$9,362	29,875	$0.31	$28,191	29,787	$0.95
Effect of dilutive securities options	—	548		—	584

Net earnings per common share (diluted)	$9,362	30,423	$0.31	$28,191	30,371	$0.93

2005:
Net earnings from continuing operations per common share (basic)	$9,150	29,625	$0.31	$27,888	29,538	$0.94
Effect of dilutive securities options	—	662		—	621

Net earnings from continuing operations per common share (diluted)	$9,150	30,287	$0.30	$27,888	30,159	$0.92

Net earnings per common share (basic)	$8,361	29,625	$0.28	$26,694	29,538	$0.90
Effect of dilutive securities options	—	662		—	621

Net earnings per common share (diluted)	$8,361	30,287	$0.28	$26,694	30,159	$0.89